      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 3, 1996

                                                 REGISTRATION NO. 333-
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                               ------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933
                               ------------------

                       PIONEER-STANDARD ELECTRONICS, INC.
               (EXACT NAME OF REGISTRANT AS SPECIFIED IN CHARTER)

                                      Ohio
                        (STATE OR OTHER JURISDICTION OF
                         INCORPORATION OR ORGANIZATION)
                                   34-0907152
                                (I.R.S. EMPLOYER
                              IDENTIFICATION NO.)

                             4800 East 131st Street
                             Cleveland, Ohio 44105
                                 (216) 587-3600
         (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING
            AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                               ------------------
                                James L. Bayman
                     President and Chief Executive Officer
                             4800 East 131st Street
                             Cleveland, Ohio 44105
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)
                               ------------------
                                   COPIES TO:

                          William A. Papenbrock, Esq.
                           Calfee, Halter & Griswold
                        1400 McDonald Investment Center
                              800 Superior Avenue
                             Cleveland, Ohio 44114
                                 (216) 622-8200
                           Wilbur C. Delp, Jr., Esq.
                                Sidley & Austin
                            One First National Plaza
                            Chicago, Illinois 60603
                                 (312) 853-7000

                               ------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
   FROM TIME TO TIME AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.

     If the only securities being registered on this form are to be offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the statement number of the earlier effective registration statement for the same offering. / /

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                        CALCULATION OF REGISTRATION FEE
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
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
                                                             PROPOSED MAXIMUM
            TITLE OF EACH CLASS OF SECURITIES               AGGREGATE OFFERING          AMOUNT OF
                     TO BE REGISTERED                            PRICE(1)          REGISTRATION FEE(1)
- ----------------------------------------------------------
Debt Securities...........................................      $200,000,000             $68,966
- ----------------------------------------------------------
Common Shares, without par value(2).......................

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(1) Estimated solely for the purpose of calculating the registration fee.

(2) Includes Rights to purchase Common Shares under the Company's Shareholder Rights Plan and such presently undetermined number of Common Shares as may be issuable from time to time upon conversion of Debt Securities.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
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

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                   SUBJECT TO COMPLETION, DATED JULY 3, 1996

PROSPECTUS

                                    [LOGO]

                                  $200,000,000

                       PIONEER-STANDARD ELECTRONICS, INC.

                       DEBT SECURITIES AND COMMON SHARES

     Pioneer-Standard Electronics, Inc. (the "Company") may from time to time offer, together or separately, its (i) debt securities (the "Debt Securities") and (ii) common shares, without par value (the "Common Shares"), in amounts, at prices and on terms to be determined at the time of the offering. The Debt Securities and Common Shares are collectively called the "Securities."

     The Securities offered pursuant to this Prospectus may be issued in one or more series or issuances and will be limited to $200,000,000 aggregate public offering price (or its equivalent, based on the applicable exchange rate at the time of sale, in one or more foreign currencies, currency units or composite currencies as shall be designated by the Company). Certain specific terms of the particular Securities in respect of which this Prospectus is being delivered are set forth in the accompanying Prospectus Supplement (the "Prospectus Supplement"), including, where applicable, (i) in the case of Debt Securities, the title, aggregate principal amount, currency or currencies in which the principal (and premium, if any) and any interest are payable, denominations, maturity, rate (which may be fixed or variable) and time of payment of any interest, any terms for redemption at the option of the Company or the holder, any terms for sinking fund payments, any listing on a securities exchange and any initial public offering price and other terms in connection with the offering and sale of the Debt Securities and (ii) in the case of Common Shares, the terms of the offering and the sales thereof.

                            ------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
     EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
          SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
           COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
              PROSPECTUS. ANY MISREPRESENTATION TO THE CONTRARY IS A CRIMINAL
                                    OFFENSE.

                            ------------------------

     The Securities will be sold directly, through agents, underwriters or dealers, as designated from time to time, or through a combination of such methods. See "Plan of Distribution." If agents of the Company or any dealers or underwriters are involved in the sale of the Securities in respect of which this Prospectus is being delivered, the names of such agents, dealers or underwriters and any applicable commissions or discounts will be set forth in or may be calculated from the Prospectus Supplement with respect to such Securities.

                            ------------------------

                            LAZARD FRERES & CO. LLC
                            ------------------------
           The date of this Prospectus is                     , 1996.

     IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON SHARES OFFERED HEREBY AT LEVELS ABOVE THOSE WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"), all of which may be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of such material can also be obtained from the Commission at prescribed rates through its Public Reference Section at 450 Fifth Street, N.W., Washington, D.C. 20549. The Company's Common Shares are traded on the Nasdaq National Market, and reports, proxy statements and other information concerning the Company may be inspected at the office of the Nasdaq National Market at 1735 K Street, N.W., Washington, D.C. 20006.

     This Prospectus constitutes a part of the Registration Statement on Form S-3 filed by the Company with the Commission under the Securities Act. This Prospectus and the accompanying Prospectus Supplement omit certain of the information contained in the Registration Statement in accordance with the rules and regulations of the Commission. For further information with respect to the Company and the Securities, reference is made to the Registration Statement and to the schedules and exhibits filed therewith. Statements contained in this Prospectus as to the contents of certain documents are not necessarily complete, and, with respect to each such document filed as an exhibit to the Registration Statement or otherwise filed with the Commission, reference is made to the copy of the document so filed. Each statement is qualified in its entirety by such reference.

     No dealer, salesperson or other person has been authorized to give any information or to make any representations not contained or incorporated by reference in this Prospectus or the Prospectus Supplement, and, if given or made, such information or representations must not be relied upon as having been authorized. This Prospectus and the Prospectus Supplement do not constitute an offer of any securities other than those to which it relates or an offer to sell, or a solicitation of an offer to buy, to any person in any jurisdiction where such an offer or solicitation would be unlawful. Neither the delivery of this Prospectus or any Prospectus Supplement nor any sale made hereunder or thereunder shall, under any circumstance, create any implication that the information contained herein or therein is correct as of any time subsequent to their respective dates.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The Company's Annual Report on Form 10-K for the year ended March 31, 1996, which was filed by the Company with the Commission under the Exchange Act, is incorporated herein by reference.

     All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering shall be deemed to be incorporated by reference in this Prospectus or in any Prospectus Supplement from the date of filing or furnishing of such documents or reports. Any statement contained in a document incorporated by reference herein or in any Prospectus Supplement shall be deemed to be modified or superseded for purposes of this Prospectus and such Prospectus Supplement to the extent that a statement contained herein or therein or in any other subsequently filed document which also is incorporated by reference herein or therein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus or any Prospectus Supplement.

     The Company will provide without charge to each person to whom a copy of this Prospectus or any Prospectus Supplement is delivered, upon the written or oral request of any such person, a copy of any or all of the documents referred to above which have been or may be incorporated herein or therein by reference (other than exhibits to such documents unless such exhibits are specifically incorporated by reference into such documents). Requests for such documents should be directed to the Vice President, Treasurer and Assistant Secretary, 4800 East 131st Street, Cleveland, Ohio 44105. Telephone requests for such copies should be directed to the Vice President, Treasurer and Assistant Secretary at (216) 587-3600.

                                  THE COMPANY

     The Company is engaged in the distribution of industrial and end-user electronic components and computer products. The Company distributes its products principally in the United States and Canada. The Company was organized as an Ohio corporation in 1963, and its Common Shares are traded on the Nasdaq National Market under the symbol PIOS. The Company's executive offices are located at 4800 East 131st Street, Cleveland, Ohio 44105 and its telephone number is (216) 587-3600.

RECENT ACQUISITIONS

     On June 1, 1994, Pioneer-Standard Canada Inc., a newly-formed Canadian subsidiary of the Company, ("P-S Canada"), purchased from United Westburne Inc. certain of the assets and assumed certain liabilities of United Westburne's Zentronics Division, which the Company believes is one of the largest distributors of electronic components and computer products in Canada. On November 30, 1995, the Company acquired the remaining 50% of the Common Stock of Pioneer-Standard of Maryland, Inc., a Maryland corporation, then known as Pioneer/Technologies Group Inc. ("Technologies"). Prior to this acquisition, the Company owned 50% of the Common Stock of Technologies. Except as otherwise stated, the term "Company" as used herein includes P-S Canada and Technologies.

INDUSTRIAL AND END-USER DISTRIBUTION

     The Company distributes a broad range of electronics components and computer products manufactured by others. These products are sold to original equipment manufacturers, value-added resellers, research laboratories, government agencies, and end-users, including manufacturing companies and service and other non-manufacturing organizations. These products are classified into three broad categories: semiconductors, computer products, and passive and electromechanical components. During fiscal 1996, semiconductor products accounted for 38% of the Company's sales compared with 37% in 1995 and 41% in 1994. These products include microprocessors, memory devices, programmable logic devices, analog and digital integrated circuits and other semiconductor devices. During fiscal 1996, computer products accounted for 40% of the Company's sales compared with 38% in 1995 and 33% in 1994. These products include computers (primarily mini and personal), display terminals, disk drives, development systems and networking products. During fiscal 1996, passive and electromechanical products accounted for 20% of the Company's sales, compared with 22% in 1995 and 24% in 1994. These products include capacitors, connectors, resistors, potentiometers, switches and power conditioning equipment.

     As a part of its distributor operations, the Company provides value-added services including point of use inventory management, systems integration, just-in-time kitting operations, memory and logic device programming and connector assemblies to customer specifications. Sales amounts for these services are included among the three broad categories discussed above.

PRODUCTS DISTRIBUTED AND SOURCES OF SUPPLY

     The Company is the fourth largest of the approximately 1,500 electronics distributors serving North American markets on the basis of total sales, which includes combined sales of the Company and Technologies prior to November 30, 1995. The Company markets electronic components supplied by over 100 manufacturers. A majority of the Company's revenues comes from products sourced by relatively few suppliers. During the 1996 fiscal year, products purchased from the Company's five largest suppliers accounted for 69% of total sales volume, with Digital Equipment Corporation (27%) and Intel Corporation (18%) being the largest two suppliers. The loss of any one of the top five suppliers and/or a combination of certain other suppliers could have a material adverse effect on the Company's sales and earnings unless alternative products manufactured by others are available to the Company.

     The majority of the products sold by the Company are purchased pursuant to distributor agreements which generally provide for inventory return privileges by the Company upon cancellation of a distributor agreement. The distributor agreements also typically provide protection to the Company for product obsolescence and price erosion. The Company believes it has good relationships with its suppliers.

CUSTOMERS

     The Company serves over 24,000 customers in many major markets of North America. No single customer accounted for more than 5% of the Company's total sales for the 1996 fiscal year.

COMPETITION

     The sale and distribution of industrial electronic components and computer products is highly competitive, primarily with respect to price and product availability, but also with respect to service, variety, number of locations and promptness of service. Many of the distributors with whom the Company competes are regional or local distributors. However, several of the Company's strongest competitors have national and international distribution businesses. The Company also experiences competition from manufacturers, including some of the Company's suppliers, who may sell directly to the industrial and end-user account base.

EMPLOYEES

     As of March 31, 1996, the Company had 2,052 employees, with approximately 2,016 of these persons employed on a full-time basis and the balance on a part-time basis. The Company is not a party to any collective bargaining agreement, has had no strikes or work stoppages and considers its employee relations to be excellent.

                                USE OF PROCEEDS

     Unless otherwise specified in the Prospectus Supplement, the net proceeds from the sale of the Securities will be used by the Company for the reduction of bank indebtedness, working capital, and general corporate purposes. Until the proceeds are used for these purposes, the Company may deposit them in interest-bearing accounts or invest them in short-term investment securities.

                       RATIO OF EARNINGS TO FIXED CHARGES

     The following table sets forth the ratio of earnings to fixed charges for the Company for each of the last five fiscal years. In computing the ratio of earnings to fixed charges, income used in the calculation of the ratio of earnings to fixed charges consists of income before income taxes plus fixed charges. Fixed charges consist of interest on debt and the portion of rental expense which is deemed representative of the interest factor. The computation of the ratio of earnings to fixed charges includes the Company's 50% pro rata share of Technologies prior to November 30, 1995.

                                                            FOR THE FISCAL YEARS ENDED MARCH 31,
                                                          ----------------------------------------
                                                          1996     1995     1994     1993     1992
                                                          ----     ----     ----     ----     ----
Ratio of earnings to fixed charges (unaudited)..........  5.08x    7.90x    8.74x    5.15x    2.37x

                         DESCRIPTION OF DEBT SECURITIES

     The following description sets forth certain general terms and provisions of the Debt Securities to which any Prospectus Supplement may relate. The particular terms of the Debt Securities offered by any Prospectus Supplement and the extent, if any, to which such general provisions may apply to the Debt Securities so offered will be described in the Prospectus Supplement relating to such Debt Securities.

     The Debt Securities are to be issued under an Indenture, dated as of July
  , 1996, as supplemented from time to time (the "Indenture") between the Company and Star Bank, N.A., as trustee (the "Trustee"), which is an exhibit to the Registration Statement of which this Prospectus is a part. The following summaries of certain provisions of the Debt Securities and the Indenture do not purport to be complete and are subject to, and are qualified in their entirety by express reference to, all the provisions of the Indenture, including the definitions therein of certain terms. Certain terms defined in the Indenture are capitalized herein. Particular section numbers refer to sections in the Indenture.

GENERAL

     The Debt Securities will be unsecured obligations of the Company and will rank on a parity with all other unsecured and unsubordinated indebtedness of the Company. The Indenture does not limit the aggregate principal amount of Debt Securities which may be issued thereunder and provides that Debt Securities may be issued thereunder from time to time in one or more series.

     Reference is made to the Prospectus Supplement relating to the Debt Securities for the following terms thereof: (1) the title of the Debt Securities; (2) any limit on the aggregate principal amount of the Debt Securities; (3) whether the Debt Securities of any such series are to be issuable in permanent global form with or without coupons; (4) the date or dates on which the principal of the Debt Securities is payable; (5) the rate or rates (which may be fixed or variable) per annum at which the Debt Securities will bear interest, if any, and the date from which such interest will accrue; (6) the dates on which such interest will be payable and the Regular Record Dates for such Interest Payment Dates; (7) the place or places where the principal of (and premium, if any) and interest on the Debt Securities will be payable; (8) the dates, if any, on which and the price or prices at which the Debt Securities may, pursuant to any mandatory or optional sinking fund provisions, be redeemed by the Company and other terms and provisions of such sinking funds; (9) the date, if any, after which and the price or prices at which the Debt Securities may, pursuant to any optional redemption provisions, be redeemed at the option of the Company or of the Holder thereof and other detailed terms and provisions of such optional redemption; (10) the currency or units based on or relating to currencies in which the Debt Securities are denominated and in which principal of (and premium, if any) and any interest on the Debt Securities will or may be payable; and (11) any additional Events of Default or covenants with respect to the Debt Securities or the terms and conditions thereof other than those set forth in the Indenture (Section 301). For a description of the terms of the Debt Securities, reference must be made to both the Prospectus Supplement relating thereto and to the description of Debt Securities set forth herein.

     Unless otherwise indicated in the Prospectus Supplement relating thereto, the principal of, and any premium or interest on, the Debt Securities will be payable, and the Debt Securities will be exchangeable and transfers thereof will be registrable, at the Corporate Trust Office of the Trustee at 425 Walnut Street, Cincinnati, Ohio 45201-1118, provided that, at the option of the Company, payment of interest may be made by check mailed to the address of the Person entitled thereto as it appears in the Security Register (Sections 202, 305, 307, 308 and 1002).

     Unless otherwise indicated in the Prospectus Supplement relating thereto, the Debt Securities will be issued in United States dollars in fully registered form, without coupons, in denominations of $1,000 or any integral multiple thereof (Section 302). Unless otherwise provided in the Debt Securities to be transferred or exchanged, no service charge will be made for any transfer or exchange of the Debt Securities, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith (Section 305).

     Debt Securities may be issued under the Indenture as Original Issue Discount Securities to be offered and sold at a substantial discount from the principal amount thereof. Special federal income tax, accounting and other considerations applicable to any such Original Issue Discount Securities will be described in the Prospectus Supplement relating thereto. "Original Issue Discount Security" means any security which provides for an amount less than the principal amount thereof to be due and payable upon the declaration of acceleration of the Maturity thereof upon the occurrence of an Event of Default and during the continuation thereof (Section 101).

RESTRICTIVE COVENANTS

  Restrictions Upon Secured Debt

     The Company covenants that it will not, and will not permit any Restricted Subsidiary to, create, incur, issue, assume or guarantee any indebtedness for borrowed money (hereinafter called "indebtedness") secured by a mortgage, security interest, pledge or lien (hereinafter called "mortgage") of or upon any Principal Property or any shares of capital stock or indebtedness of any Restricted Subsidiary, whether owned at the date of the Indenture or thereafter acquired, without effectively providing that the Debt Securities (together with, if the Company shall so determine, any other indebtedness created, incurred, issued, assumed or guaranteed by the Company or any Restricted Subsidiary and then existing or thereafter created) shall be secured by such mortgage equally and ratably with (or, at the option of the Company, prior to) such indebtedness. The foregoing restrictions, however, shall not apply to (1) mortgages of or upon any property acquired, constructed or improved by, or of or upon any shares of capital stock or indebtedness acquired by, the Company or any Restricted Subsidiary after the date of the Indenture to secure the payment of all or any part of the purchase price of such property, shares of capital stock or indebtedness or of the cost of any acquisition, completion of construction or commencement of commercial operation of such property, which indebtedness is incurred prior to, at the same time as or within 270 days after such acquisition, completion of such construction or the commencement of commercial operation of such property; (2) mortgages of or upon any property, shares of capital stock or indebtedness existing at the time of acquisition thereof by the Company or any Restricted Subsidiary; (3) mortgages of or upon any property of a corporation existing at the time such corporation is merged with or into or consolidated with the Company or any Restricted Subsidiary or existing at the time of a sale or transfer of the properties of a corporation as an entirety or substantially as an entirety to the Company or any Restricted Subsidiary; (4) mortgages of or upon any property of, or shares of capital stock or indebtedness of, a corporation existing at the time such corporation becomes a Restricted Subsidiary; (5) mortgages to secure indebtedness in favor of the Company or any Restricted Subsidiary; (6) mortgages in favor of governmental bodies to secure partial, progress, advance or other payments pursuant to any contract or statute or to secure indebtedness incurred or guaranteed to finance or refinance all or any part of the purchase price of the property, shares of capital stock or indebtedness subject to such mortgages, or the cost of constructing or improving the property subject to such mortgages; (7) mortgages to secure payment of taxes or assessments or other governmental charges or levies being contested in good faith by appropriate proceedings promptly instituted and diligently conducted and for which such reserve or other appropriate provision, if any, as is required is made; (8) mortgages to secure obligations under workers' compensation or similar legislation; (9) mortgages to secure performance of statutory obligations, surety bonds or appeal bonds, performance or return-of-money bonds or other obligations of a like nature incurred in the ordinary course of business; (10) attachment and judgment mortgages for which an insurance carrier shall have acknowledged in writing liability in respect of the full amount thereof or shall have been ordered by a court of competent jurisdiction to pay; and (11) extensions, renewals or replacements of any mortgage existing on the date of the Indenture or any mortgage referred to in the foregoing clauses (1) through (10), inclusive (Section 1010).

     Notwithstanding the restrictions outlined above, the Company or any Restricted Subsidiary may, without equally and ratably securing the Debt Securities, issue, assume or guarantee indebtedness secured by a mortgage not excepted under clauses (1) through (11) above, if the aggregate amount of such indebtedness, together with all other indebtedness of, or indebtedness guaranteed by, the Company and its Restricted Subsidiaries existing at such time and secured by mortgages not so excepted and the Attributable Debt existing in respect of Sale and Leaseback Transactions (other than Sale and Leaseback Transactions in respect of which amounts equal to the Attributable Debt relating to the transactions shall have been applied, within 270 days after the effective date of the arrangement, to the prepayment or retirement (other than any mandatory prepayment or retirement) of long-term indebtedness and Sale and Leaseback Transactions in which the property involved would have been permitted to be mortgaged under clause (1) or (6) above) does not at the time such indebtedness is issued, assumed or guaranteed exceed 10% of Consolidated Net Tangible Assets (Section 1010).

  Restrictions upon Sale and Leaseback Transactions

     Sale and Leaseback Transactions by the Company or any Restricted Subsidiary of any Principal Property are prohibited unless (i) the Company or such Restricted Subsidiary would be entitled, without equally and ratably securing the Debt Securities, to incur indebtedness secured by a mortgage on the property to be leased pursuant to clause (1) or (6) under the subsection Restrictions Upon Secured Debt above; (ii) the Company or such Restricted Subsidiary would be entitled, without equally and ratably securing the Debt Securities, to issue, assume or guarantee indebtedness secured by a mortgage on such property in an amount at least equal to the Attributable Debt in respect of the Sale and Leaseback Transaction; or (iii) the Company shall apply, within 270 days after the effective date of the arrangement, an amount equal to the Attributable Debt in respect of the transaction to the prepayment or retirement (other than any mandatory prepayment or retirement) of long-term indebtedness of the Company or any Restricted Subsidiary (Section 1011).

  Restrictions on Indebtedness of Restricted Subsidiaries

     The Company is prohibited from permitting any Restricted Subsidiary from creating, incurring, issuing, assuming or guaranteeing any indebtedness; provided, however, that the restriction will not apply if: (1) such indebtedness is owed to the Company; (2) such indebtedness existed at the time the corporation that issued such indebtedness became a Restricted Subsidiary of the Company, or was merged with or into or consolidated with such Restricted Subsidiary, or at the time of a sale, lease or other disposition of the properties of such corporation as an entirety to such Restricted Subsidiary; (3) such indebtedness is guaranteed by a governmental agency; (4) such indebtedness is issued, assumed or guaranteed in connection with, or with a view to, compliance by such Restricted Subsidiary with the requirements of any program adopted by a governmental authority and applicable to such Restricted Subsidiary and providing financial or tax benefits to such Restricted Subsidiary which are not available directly to the Company; (5) such indebtedness is nonrecourse to the Restricted Subsidiary; or (6) such indebtedness is incurred for the purpose of extending, renewing, substituting, replacing or refunding indebtedness permitted by the foregoing clauses (1) through (5), provided that the principal amount of such indebtedness cannot exceed the principal amount of indebtedness being extended, renewed, replaced or refunded. Notwithstanding the restriction on indebtedness contained in the Indenture and summarized above, the Company's Restricted Subsidiaries may create, incur, issue, assume or guarantee indebtedness which would otherwise be subject to the foregoing restrictions in an aggregate principal amount which, together with the aggregate outstanding principal amount of all other indebtedness of the Company and its Restricted Subsidiaries which would otherwise be subject to the restrictions (which calculation includes and excludes certain indebtedness as specifically set forth in the Indenture), does not at the time such indebtedness is incurred exceed an amount equal to 10% of Consolidated Net Tangible Assets (Section 1012).

CHANGE OF CONTROL

     Upon the occurrence of a Change of Control (the "Change of Control Date"), each Holder will have the right, at the Holder's option, to require that the Company purchase all or any part (provided that the principal amount must be $1,000 or an integral multiple thereof) of such Holder's Debt Securities pursuant to the offer described below (the "Change of Control Offer") at a purchase price equal to 100% of the principal amount of such Debt Securities plus accrued and unpaid interest, if any, to the date of such purchase (Section
1013).

     Within ten days after the Change of Control Date, the Company will mail a notice (which notice will contain all instructions and materials necessary to enable Holders to tender their Debt Securities) to each Holder of Debt Securities of each applicable series. All Debt Securities of each applicable series properly tendered will be accepted for payment on a date (the "Change of Control Payment Date") which will be no earlier than 30 days nor later than 40 days from the date such notice is mailed (Section 1013).

     On the Change of Control Payment Date, the Company will accept for payment all Debt Securities of each applicable series or portions thereof properly tendered pursuant to the Change of Control Offer, deposit with the applicable Paying Agent money sufficient to pay the purchase price of all Debt Securities of each applicable series or portions thereof so accepted and deliver to the Trustee Debt Securities so accepted, together with an Officer's Certificate stating the Debt Securities or portions thereof tendered to the Company. The Paying Agent will promptly mail to the Holder of Debt Securities of each series so accepted payment in an amount equal to the purchase price, and the Trustee will promptly authenticate and mail or make available for delivery to such Holder a new Debt Security of the same series as, and equal in principal amount to, any unpurchased portion of the Debt Security surrendered. The Company will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date (Section 1013).

     In the event that the aggregate principal amount of the Debt Securities that are surrendered pursuant to a Change of Control Offer on a Change of Control Payment Date is at least 80% of the aggregate principal amount of the Debt Securities outstanding, the remaining Debt Securities will be subject to the Company's purchase as a whole, at the Company's option, upon not less than 30 days notice mailed to each Holder thereof on a date selected by the Company that is within 30 days after such Change of Control Payment Date, at a price equal to 100% of the principal amount, plus accrued interest to such date of purchase (Section 1013).

     Whether a Change of Control has occurred depends on the accumulation of Common Shares of the Company, on certain changes in the composition of the Company's Board of Directors or on the disposition of all or substantially all of the assets of the Company. As a result, the Company can enter into certain highly leveraged transactions, including certain recapitalizations, mergers or stock repurchases, that would not result in the application of the Change of Control provisions. With respect to any Change of Control Offer, the Company intends to comply with the requirements of Section 14(e) and Rule 14e-1 under the Exchange Act, if then applicable.

     The Change of Control purchase feature of the Debt Securities may in certain circumstances make more difficult or discourage a takeover of the Company and, thus, the removal of incumbent management. The Change of Control purchase feature, however, is not the result of management's knowledge of any specific effort to accumulate Common Shares or obtain control of the Company by means of a merger, tender offer, solicitation or otherwise, or part of a plan by management to adopt a series of anti-takeover provisions. The Change of Control purchase feature is a provision commonly found in similar debt offerings.

     If a Change of Control were to occur, there can be no assurance that the Company would have sufficient funds to pay the required purchase price for all the Debt Securities tendered by the Holders thereof. The Company's ability to purchase the Debt Securities tendered upon a Change of Control may be limited by the terms of its then-existing borrowing and other agreements.

  Certain Definitions

     The term "Acquiring Person" generally means any person or group (as defined in Section 13(d)(3) of the Exchange Act) who or which, together with all affiliates and associates (as defined in Rule 12b-2 under the Exchange Act), becomes the beneficial owner of common shares of the Company having more than 50% of the total number of votes that may be cast for the election of directors of the Company (Section 101).

     The term "Attributable Debt" in respect of a Sale and Leaseback Transaction means, at any particular time, the present value (discounted at the rate of interest implicit in the lease involved in such Sale and Leaseback Transaction, as determined in good faith by the Company) of the obligation of the lessee thereunder for rental payments (excluding, however, any amounts required to be paid by such lessee, whether or not designated as rent or additional rent, on account of maintenance and repairs, insurance, taxes, assessments, water rates or similar charges or any amounts required to be paid by such lessee thereunder contingent upon the amount of sales, maintenance and repairs, insurance, taxes, assessments, water rates or similar charges) during the remaining term of such lease (including any period for which such lease has been extended or may, at the option of the lessor, be extended) (Section 101).

     The term "Change of Control" means any event by which (i) an Acquiring Person has become such, (ii) Continuing Directors cease to comprise a majority of the members of the Board of Directors of the Company or (iii) all or substantially all the properties and assets of the Company as an entirety or substantially as an entirety are sold, assigned, transferred or leased (Section
101).

     The term "Consolidated Net Tangible Assets" means, as of any particular time, the total amount of assets (less applicable reserves) after deducting therefrom (i) all current liabilities (excluding any thereof which are by their terms extendible or renewable at the option of the obligor thereon to a time more than 12 months after the time as of which the amount thereof is being computed and excluding current maturities of long-term indebtedness) and (ii) all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangible assets, all as shown in the audited consolidated balance sheet of the Company and subsidiaries contained in the Company's then most recent annual report to shareholders, except that assets will include an amount equal to the Attributable Debt in respect of any Sale and Leaseback Transaction not capitalized on such balance sheet (Section 101).

     The term "Continuing Director" generally means any member of the Board of Directors, while such person is a member of such Board of Directors, who is not an Acquiring Person, or affiliated with an Acquiring Person and who (i) was a member of the Board of Directors prior to the date of the Indenture or (ii) subsequently becomes a member of such Board of Directors and whose nomination for election or election to such Board of Directors is recommended or approved by a majority of the Continuing Directors or who is included as a nominee in a proxy statement of the Company distributed when a majority of such Board of Directors consists of Continuing Directors (Section 101).

     The term "Principal Property" means any manufacturing or assembly plant or warehouse owned at the date of the Indenture or acquired after such date by the Company or any Restricted Subsidiary which is located within the United States or Canada and has gross book value (including land and improvements, machinery and equipment thereon) which exceeds 2% of Consolidated Net Tangible Assets at the time of determination thereof other than (i) any such manufacturing or assembly plant or warehouse or any other real property or any portion thereof (together with the land and fixtures comprising a part thereof) which is financed by certain tax exempt industrial development bonds, (ii) any property which, in the opinion of the Board of Directors of the Company, is not of material importance to the total business conducted by the Company and its Restricted Subsidiaries taken as a whole, or (iii) any portion of a particular property which is similarly found not to be of material importance to the use or operation of such property (Section 101).

     The term "Restricted Subsidiary" means any Subsidiary (i) substantially all of the property of which is located, or substantially all of the business of which is carried on, within the United States of America (other than its territories or possessions and other than Puerto Rico) or Canada and (ii) which owns a Principal Property; provided, however, that any Subsidiary which is principally engaged in financing operations outside the United States of America or which is principally engaged in leasing or in financing installment receivables shall not be a Restricted Subsidiary (Section 101).

     The term "Sale and Leaseback Transaction" means any arrangement with any Person providing for the leasing by the Company or any Restricted Subsidiary of any Principal Property, whether owned at the date of the Indenture or thereafter acquired (except for temporary leases for a term, including any renewal thereof, of not more than three years and except for leases between the Company and any Restricted Subsidiary, between any Restricted Subsidiary and the Company or between Restricted Subsidiaries) which property has been or is to be sold or transferred by the Company or such Restricted Subsidiary to such Person with the intention of taking back a lease of such property (Section 1011).

     The term "Subsidiary" means any corporation more than 50% of the outstanding voting stock of which is at the time owned, directly or indirectly, by the Company and/or one or more of its other Subsidiaries (Section 101).

EVENTS OF DEFAULT

     The following are Events of Default under the Indenture with respect to Debt Securities of any series: (1) failure, for a period of two days, to pay any interest on any Debt Security of that series when due; (2) failure to pay principal of (or premium, if any) on any Debt Security of that series when due;
(3) failure to deposit any sinking fund payment in respect of any Debt Security of that series when due; (4) failure to perform any other covenant of the Company in the Indenture (other than a covenant included in the Indenture solely for the benefit of a series of Debt Securities other than that series), continued for 60 days after written notice as provided in the Indenture; (5) an event of default, as defined in any mortgage, indenture, or instrument under which there may be issued, or by which there may be secured or evidenced, any Indebtedness in excess of $15,000,000 of the Company or a Subsidiary, continued for 15 days after written notice to the Company from the Trustee or to the Company and to the Trustee from the Holders of at least 10% in aggregate principal amount of the Debt Securities of that series at the time outstanding;
(6) certain events of bankruptcy, insolvency or reorganization relating to the Company; and (7) any other Event of Default provided with respect to Debt Securities of that series (Section 501).

     If an Event of Default with respect to any series of Outstanding Debt Securities shall occur and be continuing, either the Trustee or the Holders of at least 25% in principal amount of the Outstanding Debt Securities of that series may declare the principal amount (or, if the Debt Securities of that series are Original Issue Discount Securities, such portion of the principal amount as may be specified in the terms of that series) to be due and payable immediately. However, at any time after a declaration of acceleration with respect to Debt Securities of any series has been made, but before a judgment or decree based on such acceleration has been obtained, the Holders of a majority in principal amount of Outstanding Debt Securities of that series may, subject to certain conditions, rescind and annul such acceleration if all Events of Default, other than the nonpayment of accelerated principal, with respect to Debt Securities of that series have been cured or waived as provided in the Indenture (Section 502). Notwithstanding the foregoing, if an Event of Default occurs under clause (6) above, all unpaid principal of and accrued interest on the Outstanding Securities of that series (or specified principal amount) ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holder of any Security of that series. For information as to waiver of defaults, see "Modification and Waiver." Reference is made to the Prospectus Supplement relating to any series of Debt Securities which are Original Issue Discount Securities for the particular provisions relating to acceleration of the Maturity of a portion of the principal amount of such Original Issue Discount Securities upon the occurrence of any Event of Default and the continuation thereof.

     The Indenture provides that, subject to the duties of the Trustee to act with the required standard of care if an Event of Default shall occur and be continuing, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the Holders, unless such Holders shall have offered to the Trustee reasonable security or indemnity (Sections 601 and 603). Subject to such provisions for security or indemnification of the Trustee, the Holders of a majority in principal amount of the Outstanding Debt Securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee with respect to the Debt Securities of that series (Section 512).

     No Holder of any Debt Security of any series will have any right to institute any proceeding with respect to the indenture or for any remedy thereunder, unless (1) such Holder has previously given to the Trustee written notice of a continuing Event of Default with respect to Debt Securities of that series; (2) the Holders of at least 25% in principal amount of the Outstanding Debt Securities of that series has made written request to the Trustee to institute such proceedings; (3) such Holder has offered reasonable security or indemnity to the Trustee to institute such proceeding as trustee; (4) the Trustee has not received from the Holders of a majority in principal amount of the Outstanding Debt Securities of that series a direction inconsistent with such request; and (5) the Trustee has failed to institute such proceeding within 60 days (Section 507). However, the Holder of any Debt Security will have an absolute right to receive payment of the principal of (and premium, if any) and any interest on such Debt Security on or after the due dates expressed in such Debt Security and to institute suit for the enforcement of any such payment (Section 508).

     The Indenture requires the Company to furnish to the Trustee annually a statement as to the existence of any Default or Event of Default under the Indenture (Section 1006). The Indenture provides that the Trustee may withhold notice to the Holders of Debt Securities of any series of any default (except in payment of principal or any premium or interest or in sinking fund payments) with respect to Debt Securities of that series if it considers it in the interest of the Holders of Debt Securities of that series to do so (Section 602).

MODIFICATION AND WAIVER

     Modification and amendments of the Indenture may be made by the Company and the Trustee with the consent of the Holders of a majority in aggregate principal amount of the Outstanding Debt Securities of each series affected thereby; provided, however, that no such modification or amendment may, without the consent of the Holder of each Outstanding Debt Security affected thereby, (1) change the Stated Maturity of the principal of, or any installment of principal of or interest on, any Debt Security; (2) reduce the principal amount of (or premium, if any) or interest on, any Debt Security; (3) reduce the amount of principal of an Original Issue Discount Security payable upon acceleration of the Maturity thereof; (4) change the place or currency of payment of principal of (or premium, if any) or interest on, any Debt Security; (5) impair the right to institute suit for the enforcement of any payment on or with respect to any Debt Security after the Stated Maturity; (6) change the redemption provisions in a manner adverse to the Holders; or (7) reduce the percentage in principal amount of Outstanding Debt Securities of any series, the consent of the Holders of which is required for modification or amendment of the Indenture, waiver of compliance with certain provisions of the Indenture or waiver of certain Defaults or Events of Default (Section 902).

     Under certain circumstances, the Holders of a majority in aggregate principal amount of the Outstanding Debt Securities of any series may on behalf of the Holders of all Debt Securities of that series waive, insofar as that series is concerned, compliance by the Company with certain restrictive covenants of the Indenture (Section 1015). The Holders of not less than a majority in principal amount of the Outstanding Debt Securities of any series may on behalf of the Holders of all Debt Securities of that series waive any past Default or Event of Default under the Indenture with respect to that series, except a Default or Event of Default in the payment of the principal of (or premium, if any) or any interest on any Debt Security of that series or in respect of a provision which under the Indenture cannot be modified or amended without the consent of the Holder of each Outstanding Debt Security of that series affected (Section 513).

DEFEASANCE

     Defeasance and Discharge. If the Debt Securities of any series so provide, the Company will be discharged (hereinafter, "defeasance") from any and all obligations in respect of Debt Securities of that series (except for certain obligations to pay to Holders of Outstanding Securities of such series any payments in respect of the principal of (and premium, if any) and any interest on such Debt Securities when such payments are due, to prepare and make available temporary securities, to register the transfer or exchange of Debt Securities of that series, to replace stolen, lost or mutilated Debt Securities of that series, to maintain paying agencies, to compensate and indemnify the Trustee and to furnish the Trustee (if the Trustee is not the registrar) with the names and addresses of the holders of Debt Securities of that series) upon the irrevocable deposit with the Trustee, in trust, of money and/or obligations of the United States government or securities issued by United States government agencies backed by the full faith and credit of the United States government which, through the payment of interest and principal in respect thereof in accordance with their terms, will provide money in an amount sufficient to pay the principal of (and premium, if any) and the interest on the Debt Securities of that series on the Stated Maturity of such payments in accordance with the terms of the Debt Securities of that series (Sections 1302 and 1304). Such a defeasance may be effected only if, among other things, the Company has delivered to the Trustee a ruling directed to the Trustee received from the Internal Revenue Service to the effect that the Holders of the Debt Securities of that series will not recognize income, gain or loss for federal income tax purposes as a result of such defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance had not occurred, or an Opinion of Counsel (who may be an employee of or counsel to the Company), based on such ruling or on a change in the applicable federal income tax law since the date of the Indenture, to the same effect (Section 1304). In addition, the Company may also obtain a discharge of the Indenture with respect to all Debt Securities issued under the Indenture by depositing with the Trustee, in trust, money sufficient to pay at Stated Maturity or upon redemption all of such Debt

Securities, provided that such Debt Securities are by their terms to become due and payable within one year or are to be called for redemption within one year (Section 401).

     Defeasance of Certain Covenants and Certain Events of Default. If the Debt Securities of any series so provide, the Company may omit to comply (hereinafter, "covenant defeasance") with the restrictive covenants described under Restrictive Covenants -- Restrictions Upon Secured Debt, -- Restrictions Upon Sale and Leaseback Transactions, -- Restrictions on Indebtedness of Restricted Subsidiaries and Consolidation, Merger and Sale of Assets, and no Default or Event of Default shall arise with respect to Debt Securities of such series by reason of any failure to comply therewith, upon the irrevocable deposit with the Trustee, in trust, of money and/or obligations of the United States government or securities issued by United States government agencies backed by the full faith and credit of such government which through the payment of interest and principal in respect thereof in accordance with their terms will provide money in an amount sufficient to pay the principal of (and premium, if any) and the interest on the Debt Securities of that series on the Stated Maturity of such payments in accordance with the terms of the Debt Securities of that series (Section 1303 and 1304). The obligations of the Company under the Debt Securities of that series other than with respect to the covenants referred to above and all Defaults and Events of Default other than with respect to such covenants shall remain in full force and effect. Such a covenant defeasance may be effected only if, among other things, the Company has delivered to the Trustee an Opinion of Counsel (who may be an employee of or counsel for the Company), or a ruling directed to the Trustee received from the Internal Revenue Service, to the effect that the Holders of the Debt Securities of that series will not recognize income, gain or loss for federal income tax purposes as a result of such covenant defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times, as would have been the case if such covenant defeasance had not occurred (Section 1304).

     Covenant Defeasance and Certain Other Events of Default. In the event the Company exercises its option to effect a covenant defeasance with respect to the Debt Securities of any series as described above and the Debt Securities of that series are thereafter declared due and payable because of the occurrence of any Event of Default other than the Event of Default caused by failing to comply with the covenants which are defeased, if the amount of money and securities on deposit with the Trustee would be sufficient to pay amounts due on the Debt Securities of that series at the time of their Stated Maturity but are not sufficient to pay amounts due on the Debt Securities of that series at the time of the acceleration resulting from such Event of Default, the Company would remain liable for such payments (Sections 1303 and 1304).

CONSOLIDATION, MERGER AND SALE OF ASSETS

     The Company may not consolidate with, or merge with or into any other Person (whether or not the Company shall be the surviving corporation), or sell, assign, transfer or lease all or substantially all of its properties and assets as an entirety or substantially as an entirety to any Person or group of affiliated Persons, in one transaction or a series of related transactions, unless (1) either the Company shall be the continuing Person or the Person (if other than the Company) formed by such consolidation or with which or into which the Company is merged or the Person (or the group of affiliated Persons) to which all or substantially all the properties and assets of the Company as an entirety or substantially as an entirety are sold, assigned, transferred or leased shall be a corporation (or constitute corporations) organized and existing under the laws of the United States of America or any State thereof or the District of Columbia and shall expressly assume, by an indenture supplemental to the Indenture, executed and delivered to the Trustee, in form satisfactory to the Trustee, all the obligations of the Company under the Securities and the Indenture; and (2) immediately before and after giving effect to such transaction or series of related transactions, no Default or Event of Default shall have occurred and be continuing (Section 801).

GOVERNING LAW

     The Indenture and the Debt Securities will be governed by and construed in accordance with the laws of the State of New York (Section 112).

REGARDING THE TRUSTEE

     The Trustee, Star Bank, N.A., is one of a number of banks with which the Company maintains ordinary banking relationships and credit facilities.

                          DESCRIPTION OF CAPITAL STOCK

     The authorized capital stock of the Company consists of 40,000,000 Common Shares, without par value. The shareholders of the Company are being asked to approve, at the July 23, 1996 Annual Meeting of Shareholders, an amendment to the Company's Articles of Incorporation, as amended (the "Articles of Incorporation") to increase the authorized capital stock of the Company to 80,000,000 Common Shares, without par value. The principal purpose for the proposal is to make available additional Common Shares for possible stock splits or dividends, employee benefit plans, acquisitions, private or public stock offerings and other corporate purposes. The following summary description of the capital stock of the Company does not purport to be complete and is qualified in its entirety by reference to the Company's Articles of Incorporation, a copy of which is filed as an exhibit to the Registration Statement of which this Prospectus is part.

COMMON SHARES

     The holders of Common Shares are entitled to receive dividends when, as and if declared from time to time by the Board of Directors out of funds legally available therefor. The Common Shares have no preemptive rights or conversion rights and are not subject to further calls or assessments by the Company. There are no redemption or sinking fund provisions applicable to the Common Shares. All currently outstanding Common Shares are, and the Common Shares being sold by the Company in this offering will be, duly authorized, validly issued, fully paid and nonassessable. The holders of Common Shares, upon proper notice, have the right to vote cumulatively in the election of directors. The Board of Directors consists of ten members divided into three classes of three, four and three members, respectively. The directors of the class elected at each Annual Meeting of Shareholders hold office for a term of three years. The Articles can be amended by the affirmative vote of the holders of at least two-thirds of the Company's then outstanding shares having voting power thereon.

SHARE SUBSCRIPTION AGREEMENT AND TRUST

     The Company has entered into a Share Subscription Agreement and Trust with Wachovia Bank of North Carolina, N.A., as Trustee, pursuant to which the Trustee has subscribed for 5,000,000 Common Shares of the Company which will be paid for over the 15 year term of the Trust. The proceeds from the sale of the Common Shares will be used to fund Company obligations under various employee benefit plans, to pay cash bonuses and other similar employee related Company obligations. Under Ohio law, the subscribed for Common Shares are deemed to be issued and outstanding for voting and dividend purposes, but will not be fully paid and nonassessable until payment for such Common Shares is received as provided in the Trust. According to generally accepted accounting principles, none of the 5,000,000 Common Shares will be deemed outstanding for purposes of calculating earnings per share until payment is received for the Common Shares as provided in the Trust.

OTHER MATTERS

     Code of Regulations. The Company's Code of Regulations, as amended (the "Code"), provides that the Board of Directors shall be divided into three classes and requires that any proposal to increase or decrease the number of directors be approved by the vote of the holders of a majority of shares entitled to vote on the proposal; provided, however, that the number of directors of any class shall not consist of less than three directors. Moreover, the Code provides that directors may be removed from office by the vote of the holders of two-thirds of the voting power entitled to elect directors in place of those removed; provided, however, that unless all the directors of a particular class are removed, no individual director may be removed without cause if a sufficient number of shares are cast against such removal, such number being that which, if cumulatively voted at an election for all the directors, or all the directors of a particular class, as the case may be, would be sufficient to elect at least one director. The purpose of these provisions is to prevent directors from being removed from office prior to the expiration of their respective terms, thus protecting the safeguards inherent in the classified Board structure unless dissatisfaction with the performance of one or more directors is widely shared by the Company's shareholders. These provisions could also have the effect of increasing the amount of time required for an acquiror to obtain control of the Company by electing a majority of the Board of Directors and may also make the removal of incumbent management more difficult and discourage or render more difficult certain mergers, tender offers, proxy contests, or other potential takeover proposals. To the extent that these provisions have the effect of giving management more bargaining power in negotiations with a potential acquiror, they could result in management using the bargaining power not only to try to negotiate a favorable price for an acquisition, but also to negotiate favorable terms for management.

     Business Combinations. Under the Articles, the affirmative vote of not less than 80% of the outstanding Common Shares is required for the approval or authorization of any Business Combination (as hereinafter defined) involving the Company and an Interested Party (as hereinafter defined). This provision does not apply to Business Combinations with Interested Parties which have been approved by a majority of Continuing Directors (as hereinafter defined) or which satisfy certain provisions of the Articles relating to the consideration to be paid to the holders of Common Shares by the Interested Party. For purposes of the Articles, the term "Business Combination" means (i) any merger or consolidation involving both the Company and the Interested Party, or a subsidiary of either of them, (ii) any sale, lease, transfer or other disposition of assets of the Interested Party, (iii) adoption of a plan of liquidation or dissolution, (iv) issuance or transfer by the Company or a subsidiary to an Interested Party of any securities with a market value of $2 million or more, or (v) any recapitalization, reclassification or other transaction which would have the effect of increasing the Interested Party's voting power in the Company. The term "Interested Party" means (i) any individual, corporation, partnership or other person or entity which, together with its affiliates or associates, is a beneficial owner of 10% or more of the aggregate voting power of any class of capital stock of the Company entitled to vote generally in the election of directors, and (ii) any affiliate or associate of such individual, corporation, partnership or other person or entity. The term "Continuing Director" means any director who is not an affiliate of an Interested Party and who was a member of the Board of Directors of the Company immediately prior to the time that the Interested Party involved in a Business Combination became an Interested Party, and any successor to a Continuing Director who is not such an affiliate and who is nominated to succeed a Continuing Director by a majority of the Continuing Directors in office at the time of such nomination.

     Certain Provisions of Ohio Law. The Company is subject to certain provisions of Ohio law which may discourage or render more difficult an unsolicited takeover of the Company. Among these are provisions that (i) prohibit certain mergers, sales of assets, issuance or purchases of securities, liquidation or dissolution, or reclassification of the then outstanding shares of an Ohio corporation involving certain holders or stock representing 10% or more of the voting power (other than present shareholders), unless (a) such transactions are approved by the directors prior to the 10% shareholder becoming such, (b) the acquisition of 10% of the voting power is approved by the directors prior to the 10% shareholders becoming such, or (c) such transactions involve a 10% shareholder which has been such for at least three years and the transaction is approved by holders of two-thirds of the voting power of the Company and the holders of a majority of the voting power not owned by the 10% shareholders or certain minimum price and form of consideration requirements are met; and (ii) provide Ohio corporations, or in certain circumstances the shareholders of an Ohio corporation, a cause of action to recover profits realized under certain circumstances by persons who dispose of securities of a corporation within 18 months of proposing to acquire such corporation.

     In addition, the acquisition of shares entitling the holder to execute certain levels of voting power of the Company (one-fifth or more, one-third or more, or a majority) can be made only with the prior authorization of (i) the holders of at least a majority of the total voting power and (ii) the holders of at least a majority of the total voting power held by shareholders other than the proposed acquirer, officers of the Company elected or appointed by the directors, and directors who are also employees and excluding certain shares that are transferred after the announcement of the proposed acquisition and prior to the vote with respect to the proposed acquisition.

     Rights Plan. On April 25, 1989, the Board of Directors of the Company adopted a Shareholder Rights Plan pursuant to a Rights Agreement (the "Rights Agreement"), which is an exhibit to the Registration Statement of which this Prospectus is a part, entered into by and between the Company and a Cleveland, Ohio bank, and declared a dividend distribution of one Right (as defined in the Rights Agreement) for each outstanding Common Share, which was paid to shareholders on May 10, 1989. The Rights are also issuable to all holders of Common Shares issued after May 10, 1989. The Rights are not exercisable until the earlier to occur of (i) ten days following a public announcement that a person or group of affiliated or associated persons (an "Acquiring Person") has acquired beneficial ownership of 20% or more of the outstanding Common Shares of the Company or (ii) ten business days following the commencement of, or announcement of an intention to make a tender offer or exchange offer for 20% or more of the outstanding Common Shares of the Company (the earlier of such dates being called the "Distribution Date"). Once exercisable, each Right entitles the registered holder to purchase from the Company one Common Share at the then-current exercise price per Common Share, which currently is $11.85.

     In the event that the Company is acquired in a merger or other business combination transaction, or 50% or more of its consolidated assets or earning power are sold, proper provision shall be made so that each holder of a Right will thereafter have the right to receive, upon the exercise thereof at the then current exercise price of the Right, that number of Common Shares of the acquiring company which at the time of such transaction would have a market value of two times the exercise price of the Right. In the event that (i) any person becomes an Acquiring Person (unless such person first acquires 20% or more of the outstanding Common Shares by a purchase pursuant to a tender offer for all of the Common Shares for cash, which purchase increases such person's beneficial ownership to 80% or more of the outstanding Common Shares) or (ii) during such time as there is an Acquiring Person, there shall be a reclassification of securities or a recapitalization or reorganization of the Company or other transaction or series of transactions involving the Company which has the effect of increasing by more than 1% the proportionate share of the outstanding shares of any class of equity securities of the Company or any of its subsidiaries beneficially owned by the Acquiring Person, proper provision shall be made so that each holder of a Right, other than Rights beneficially owned by the Acquiring Person (which will thereafter be void), will thereafter have the right to receive upon exercise that number of Common Shares having a market value of two times the exercise price of the Right.

     In addition, if a bidder who does not beneficially own more than 1% of the Common Shares (and who has not within the past year owned in excess of 1% of the Common Shares and, at a time he held such greater than 1% stake, disclosed, or caused the disclosure of, an intention which relates to or would result in the acquisition or influence of control of the Company) proposes to acquire all of the Common Shares (and all other shares of capital stock of the Company entitled to vote with the Common Shares in the election of directors or on mergers, consolidations, sales of all or substantially all of the Company's assets, liquidations, dissolutions or windings up) for cash at a price which a nationally recognized investment banker selected by such bidder states in writing is fair, and such bidder has obtained written financing commitments (or otherwise has financing) and complies with certain procedural requirements, then the Company, upon the request of the bidder, will hold a special shareholders meeting to vote on a resolution requesting the Board of Directors to accept the bidder's proposal. If a majority of the outstanding shares entitled to vote on the proposal vote in favor of such resolution, then for a period of 60 days after such meeting the Rights will be automatically redeemed at the Redemption Price immediately prior to the consummation of any tender offer for all of such shares at a price per share in cash equal to or greater than the price offered by such bidder; provided, however, that no redemption will be permitted or required after the acquisition by any person or group of affiliated or associated persons of beneficial ownership of 20% or more of the outstanding Common Shares. The Rights, which have no voting power, will expire on May 10, 1999 unless earlier redeemed by the Company as described above.

     Director and Officer Indemnification. The Company's Code contains provisions indemnifying directors and officers of the Company to the fullest extent permitted by law and providing for the advancement of expenses incurred in connection with an action upon the receipt of an appropriate undertaking to repay said amount if it is determined that the individual in question is not entitled to indemnification. The Company has also entered into indemnity agreements pursuant to which it has agreed, among other things, to indemnify its directors for settlement in derivative actions. The Company also has purchased a Director and Officer liability insurance policy (the "D & O Insurance"), a copy of which is an exhibit to the Company's Annual Report on Form 10-K.

     General. It is possible that the division of the Board of Directors of the Company into classes provided for in the Code and the other provisions of the Code discussed above, the heightened shareholder voting requirements applicable to certain proposed business combination transactions, the provisions of Ohio law, the Rights Plan and the Change of Control provisions of the Indenture may discourage other persons from making a tender offer for or acquisitions of substantial amounts of the Company's Common Shares. This could have an incidental effect of inhibiting changes in management and may also prevent temporary fluctuations in the market price of the Company's Common Shares which often result from actual or rumored takeover attempts. In addition, the indemnification provisions of the Code, certain indemnity agreements between directors and officers and the Company and the D & O Insurance may have the effect of reducing the likelihood of derivative litigation against directors and deterring shareholders from bringing a lawsuit against directors for breach of their duty of care, even though such an action, if successful, might otherwise have benefitted the Company and the shareholders.

     Transfer Agent and Registrar. The Transfer Agent and Registrar for the Common Shares is KeyCorp Shareholder Services, Inc., Cleveland, Ohio.

                              PLAN OF DISTRIBUTION

     The Company may sell Securities to or through Lazard Freres & Co. LLC or other underwriters and also may sell Securities directly to other purchasers or through agents.

     The distribution of the Securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

     Sales of Common Shares offered hereby may be effected from time to time in one or more transactions on the Nasdaq National Market or in negotiated transactions or a combination of such methods of sale, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at other negotiated prices.

     In connection with the sale of Securities, underwriters or agents may receive compensation from the Company or from purchasers of Securities for whom they may act as agents in the form of discounts, concessions or commissions. Underwriters may sell Securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Underwriters, dealers and agents that participate in the distribution of Securities may be deemed to be underwriters, and any discounts or commissions received by them from the Company and any profit on the resale of Securities by them may be deemed to be underwriting discounts and commissions, under the Securities Act. Any such underwriter or agent will be identified, and any such compensation received from the Company will be described, in the Prospectus Supplement.

     Under agreements which may be entered into by the Company, underwriters, dealers and agents who participate in the distribution of Securities may be entitled to indemnification by the Company against certain liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the underwriters, dealers or agents may be required to make in respect thereof.

     If so indicated in the Prospectus Supplement, the Company will authorize underwriters or other persons acting as the Company's agents to solicit offers by certain institutions to purchase Securities from the Company pursuant to contracts providing for payment and delivery on a future date. Institutions with which such contracts may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others, but in all cases such institutions must be approved by the Company. The obligations of any purchaser under any such contract will be subject to the condition that the purchase of the Securities shall not at the time of delivery be prohibited under the laws of the jurisdiction to which such purchaser is subject. The underwriters and such other agents will not have any responsibility in respect of the validity or performance of such contracts.

     The Debt Securities may or may not be listed on a national securities exchange. Any Common Shares sold pursuant to a Prospectus Supplement will be traded on the Nasdaq National Market. No assurances can be given that there will be an active trading market for the Debt Securities.

                             VALIDITY OF SECURITIES

     The validity of the Debt Securities and Common Shares will be passed upon for the Company by Calfee, Halter & Griswold, Cleveland, Ohio, and for any underwriters and agents by Sidley & Austin, Chicago, Illinois. William A. Papenbrock, Esq., a partner of Calfee, Halter & Griswold, is the Secretary of the Company.

                                    EXPERTS

     The consolidated financial statements and schedule of the Company incorporated by reference and included in the Company's Annual Report (Form 10-K) for the year ended March 31, 1996, have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon incorporated by reference and included therein and incorporated herein by reference. Such consolidated financial statements and schedule are incorporated herein by reference in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth the various expenses in connection with the sale and distribution of securities being registered, other than underwriting discounts and commissions. All of the amounts shown are estimated except the Securities and Exchange Commission registration fee.

    SEC registration fee....................................................... $ 68,966
    Blue sky fees and expenses.................................................   10,000
    Printing and engraving expenses............................................   30,000
    Legal fees and expenses....................................................   50,000
    Accounting fees and expenses...............................................   50,000
    Transfer agent and registrar...............................................    2,500
    Trustee's fees and expenses................................................    2,500
    Miscellaneous..............................................................    1,034
                                                                                --------
      Total.................................................................... $215,000
                                                                                ========

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 1701.13 of the Ohio Revised Code sets forth the conditions and limitations governing the indemnification of officers, directors and other persons. Section 1701.13 provides that a corporation shall have the power to indemnify any person who was or is a party or threatened to be made a party to any threatened, pending or contemplated action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation in a similar capacity with another corporation or other entity, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement incurred in connection therewith if he or she acted in good faith and in a manner that he or she reasonably believed to be in the best interests of the corporation and, with respect to a criminal proceeding, had no reasonable cause to believe that his or her conduct was unlawful. With respect to a suit by or in the right of the corporation, indemnity may be provided to the foregoing persons under Section 1701.13 on a basis similar to that set forth above, except that no indemnity may be provided in respect of any claim, issue or matter as to which such person has been adjudged to be liable to the corporation unless and to the extent that the Court of Common Pleas or the court in which such action, suit or proceeding was brought determines that despite the adjudication of liability but in view of all the circumstances of the case such person is entitled to indemnity for such expenses as the court deems proper. Moreover, Section 1701.13 provides for mandatory indemnification of a director, officer, employee or agent of the corporation to the extent that such person has been successful in defense of any such action, suit or proceeding and provides that a corporation shall pay the expenses of an officer or director in defending an action, suit or proceeding upon receipt of an undertaking to repay such amounts if it is ultimately determined that such person is not entitled to be indemnified. Section 1701.13 establishes provisions for determining whether a given person is entitled to indemnification, and also provides that the indemnification provided by or granted under Section 1701.13 is not exclusive of any rights to indemnity or advancement of expenses to which such person may be entitled under any by-law, agreement, vote of shareholders or disinterested directors or otherwise.

     Under certain circumstances provided in Article VIII of the Registrant's Code of Regulations , as amended, and subject to Section 1701.13 of the Ohio Revised Code (which sets forth the conditions and limitations governing the indemnification of officers, directors and other persons), the Registrant will indemnify any director or officer or any former director or officer of the Registrant against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement, actually and reasonably incurred by him or her by reason of the fact that he or she is or was such director or officer in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative.

     The Registrant has entered into indemnity agreements (the "Indemnity Agreements") with the current directors and executive officers of the Registrant and expects to enter into similar agreements with any director or executive officer elected or appointed in the future at the time of their election or appointment. Pursuant to the Indemnity Agreements, the Registrant will indemnify a director or executive officer of the Registrant (the "Indemnitee") if the Indemnitee is a party to or otherwise involved in any legal proceeding by reason of the fact that the Indemnitee is or was a director or executive officer of the Registrant, or is or was serving at the request of the Registrant in certain capacities with another entity, against all expenses, judgments, settlements, fines and penalties, actually and reasonably incurred by the Indemnitee, in connection with the defense or settlement of such proceeding. Indemnity is only available if the Indemnitee acted in good faith and in a manner which he or she reasonably believed to be in, or not opposed to, the best interests of the Registrant. The same coverage is provided whether or not the suit or proceeding is a derivative action. Derivative actions may be defined as actions brought by one or more shareholders of a corporation to enforce a corporate right or to prevent or remedy a wrong to the corporation in cases where the corporation, because it is controlled by the wrongdoers or for other reasons, fails or refuses to take appropriate action for its own protection. The Indemnity Agreements mandate advancement of expenses to the Indemnitee if the Indemnitee provides the Registrant with a written promise to repay the advanced amounts in the event that it is determined that the conduct of the Indemnitee has not met the applicable standard of conduct. In addition, the Indemnity Agreements provide various procedures and presumptions in favor of the Indemnitee's right to receive indemnification under the Indemnity Agreement.

     Under the Registrant's Director and Officer Liability Insurance Policy, each director and certain officers of the Registrant are insured against certain liabilities.

ITEM 16. EXHIBITS.

     See Exhibit Index at page E-1 of this Registration Statement.

ITEM 17. UNDERTAKINGS.

     The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, unless the information required to be included in such post-effective amendment is contained in periodic reports filed by Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 and incorporated herein by reference;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement, unless the information required to be included in such post-effective amendment is contained in periodic reports filed by Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 and incorporated herein by reference;

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the Securities offered therein, and the offering of such Securities at that time shall be deemed to be the initial bona fide offering thereof;

          (3) To remove from registration by means of a post-effective amendment any of the Securities being registered which remain unsold at the termination of the offering.

          (4) For purposes of determining any liability under the Securities Act of 1933, each filing of Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities and Exchange Act of 1934) that is incorporated by reference in the Registration Statement relating to the Securities offered therein, and the offering of such Securities at that time shall be deemed to be the initial bona fide offering thereof.

          (5) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 15 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted against the Registrant by such director, officer or controlling person in connection with the Securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cleveland, State of Ohio, on July 3, 1996.

                                          PIONEER-STANDARD ELECTRONICS, INC.

                                          By   /s/  JAMES L. BAYMAN
                                                      James L. Bayman
                                               President and Chief Executive
                                                           Officer

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below on July 3, 1996, by the following persons in the capacities indicated:

                               POWER OF ATTORNEY

     KNOW ALL MEN AND WOMEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints James L. Bayman, Arthur Rhein, John V. Goodger and William A. Papenbrock, and each of them, such individual's true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for such individual and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and any registration statement related to the offering contemplated by this registration statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

                 SIGNATURES                              TITLE
                 ----------                              -----
  /s/  JAMES L. BAYMAN                 President, Chief Executive Officer and
 -------------------------------       Director (Principal Executive Officer)
                James L. Bayman

  /s/  JOHN V. GOODGER                 Vice President, Treasurer and Assistant
 -------------------------------       Secretary (Principal Financial and Accounting Officer)
                John V. Goodger

  /s/  PRESTON B. HELLER, JR.          Director
 -------------------------------
           Preston B. Heller, Jr.
                                       Director
 -------------------------------
           Frederick A. Downey

   /s/  VICTOR GELB                    Director
 -------------------------------
                Victor Gelb

 -------------------------------       Director
           Gordon E. Heffern

   /s/  ARTHUR RHEIN                   Director
 -------------------------------
            Arthur Rhein

   /s/  EDWIN Z. SINGER                Director
 -------------------------------
           Edwin Z. Singer

   /s/  THOMAS C. SULLIVAN             Director
 -------------------------------
          Thomas C. Sullivan

   /s/  KARL E. WARE                   Director
 -------------------------------
           Karl E. Ware

                                                                    EXHIBIT 12.1

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                             (Dollars in Thousands)

                                                          FISCAL YEARS ENDED MARCH 31,
                                               ---------------------------------------------------
                                                1996       1995       1994       1993       1992
                                               -------    -------    -------    -------    -------
Consolidated pre tax income..................  $43,639    $42,213    $31,703    $19,985    $ 8,542
Share of pretax income of 50%-owned
  affiliate, net of equity pick-up...........       72      1,568      1,990      1,813        432
Interest.....................................    8,136      3,966      2,687      3,581      4,505
Share of interest expense of 50%-owned
  affiliate..................................      887      1,008        586        627      1,032
Interest portion of rental expense...........    1,408        965        721        659        646
Share of interest portion of rental expense
  of 50%-owned affiliate.....................      277        405        361        382        361
                                               -------    -------    -------    -------    -------
       Earnings..............................  $54,419    $50,125    $38,048    $27,047    $15,518
                                               =======    =======    =======    =======    =======
Interest.....................................  $ 8,136    $ 3,966    $ 2,687    $ 3,581    $ 4,505
Share of interest expense of 50%-owned
  affiliate..................................      887      1,008        586        627      1,032
Interest portion of rental expense...........    1,408        965        721        659        646
Share of interest portion of rental expense
  of 50%-owned affiliate.....................      277        405        361        382        361
                                               -------    -------    -------    -------    -------
          Fixed charges......................  $10,708    $ 6,344    $ 4,355    $ 5,249    $ 6,544
                                               =======    =======    =======    =======    =======
          Ratio of earnings to fixed
            charges..........................     5.08       7.90       8.74       5.15       2.37
                                               =======    =======    =======    =======    =======

                        CONSENT OF INDEPENDENT AUDITORS

     We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of Pioneer-Standard Electronics, Inc. for the registration of $200,000,000 of Debt Securities and Common Shares and to the incorporation by reference therein of our reports dated May 1, 1996, with respect to the consolidated financial statements and schedule of Pioneer-Standard Electronics, Inc. incorporated by reference and included in its Annual Report (Form 10-K) for the year ended March 31, 1996, filed with the Securities and Exchange Commission.

                                            ERNST & YOUNG LLP

Cleveland, Ohio
July 1, 1996

                                                                    EXHIBIT 24.2

                               CONSENT OF COUNSEL

     The consent of Calfee, Halter & Griswold is contained in their opinion filed as Exhibit 5.1 to this Registration Statement.

                                                                    EXHIBIT 24.1

                       PIONEER-STANDARD ELECTRONICS, INC.

                               POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that Pioneer-Standard Electronics, Inc. hereby constitutes and appoints James L. Bayman, Arthur Rhein, John V. Goodger or William A. Papenbrock, or any one or more of them, its attorneys-in-fact and agents, each with full power of substitution and resubstitution for it in any and all capacities to sign any or all amendments or post-effective amendments to this Registration Statement and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto each of such attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary in connection with such matters and hereby ratifying and confirming all that each of such attorneys-in-fact and agents or his substitute or substitutes may do or cause to be done by virtue hereof.

     IT WITNESS WHEREOF, this Power of Attorney has been signed at Cleveland, Ohio this 2nd day of July, 1996.

                                          PIONEER-STANDARD ELECTRONICS, INC.

                                          By: /s/ JOHN GOODGER
                                             --------------------------------
                                                Vice President, Treasurer
                                                 and Assistant Secretary

                                                                    EXHIBIT 24.1
                                                                     (CONTINUED)

                       PIONEER-STANDARD ELECTRONICS, INC.

                              CERTIFIED RESOLUTION

     I, John V. Goodger, Assistant Secretary of Pioneer-Standard Electronics, Inc., an Ohio corporation (the "Company"), do hereby certify that the following is a true copy of a resolution adopted by the Board of Directors on July 2, 1996, and that the same has not been changed and remains in full force and effect.

     RESOLVED, that the Chairman, Chief Executive Officer and President and any Vice President of the Company be and each of them is hereby authorized to execute and to cause to be filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"), a Registration Statement on Form S-3 (the "Registration Statement") covering the Common Shares and the Debt Securities (the "Securities"), in such forms as the officer or officers executing the Registration Statement shall determine , such determination to be conclusively evidenced by the execution thereof by such officer or officers, and thereafter from time to time to execute and cause to be filed such amendments (including post-effective amendments) to the Registration Statement and such supplements or amendments to any prospectus, prospectus supplement or pricing supplement (whether or not included in such Registration Statement) relating to the Securities as such officer or officers in his or their discretion may deem necessary or advisable, in all cases together with all schedules, exhibits, consents and other documents as the officer or officers so acting may deem necessary or advisable to comply with the requirements of the Act and the rules and regulations of the Commission thereunder, in order that the Registration Statement shall become and remain effective.

                                          /s/ JOHN V. GOODGER
                                          ----------------------
                                          John V. Goodger,
                                          Assistant Secretary
Dated: July 3, 1996

                       PIONEER-STANDARD ELECTRONICS, INC.

                                 EXHIBIT INDEX

                                                                                     SEQUENTIAL
EXHIBIT NO.                              DESCRIPTION                                    PAGE
- ----------- ----------------------------------------------------------------------   ----------
    1.1     Form of Underwriting Agreement for Debt Securities....................
    4.1     Credit Agreement, dated as of November 30, 1995 by and among Pioneer-
            Standard Electronics, Inc., Pioneer-Standard of Maryland, Inc., the
            Banks identified on the signature pages thereto and National City
            Bank, as Agent, which is incorporated by reference from the Form 8-K
            dated December 13, 1995...............................................      N/A
    4.2     Rights Agreement dated as of April 25, 1989 by and between the Company and AmeriTrust Company National Association, which is incorporated herein by reference from the Company's Annual Report on Form 10-K for
            the year ended March 31, 1989.........................................      N/A
    4.3     Note Purchase Agreement dated as of October 31, 1990 by and between the Company and Teachers Insurance and Annuity Association of America,
            which is incorporated herein by reference from the Company's Quarterly
            Report on Form 10-Q for the quarter ended December 31, 1990...........      N/A
    4.4     Amendment No. 1 to Note Purchase Agreement dated as of November 1,
            1991 by and between the Company and Teachers Insurance and Annuity
            Association of America, which is incorporated herein by reference from the Company's Annual Report on Form 10-K for the year ended March 31,
            1993..................................................................      N/A
    4.5     Amendment No. 2 to Note Purchase Agreement dated as of November 30,
            1995 by and between the Company and Teachers Insurance and Annuity
            Association of America, which is incorporated by reference from the
            Company's Annual Report on Form 10-K for the year ended March 31,
            1996..................................................................      N/A
    4.6     Form of Indenture with respect to the Debt Securities covered by the
            Registration Statement................................................
    4.7     Form of Debt Securities covered by the Registration Statement
            (included in Exhibit 4.6).............................................
    5.1     Opinion of Calfee, Halter & Griswold with respect to the validity of the Debt Securities...................................................
   10.1     Share Subscription Agreement and Trust, effective July 2, 1996, between the Company and Wachovia Bank of North Carolina, N.A..........
   12.1     Computation of ratio of earnings to fixed charges (See page II-5 of this Registration Statement.).........................................
   23.1     Consent of Ernst & Young LLP (See page II-6 of this Registration
            Statement.)...........................................................
   23.2     Consent of Calfee, Halter & Griswold (See page II-7 of this
            Registration Statement.)..............................................
   24.1     Power of Attorney and related certified resolution (See page II-8 and
            II-9 of this Registration Statement.).................................
   25.1     Form T-1 Statement of Eligibility and Qualification of Star Bank,
            N.A...................................................................
   99.1     Certificate of Insurance Policy effective November 1, 1996 between
            Chubb Group of Insurance Companies and Pioneer-Standard Electronics,
            Inc., which is incorporated by reference from the Company's Annual
            Report on Form 10-K for the year ended March 31, 1996.................      N/A
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